Exhibit (g)(1)(iii)

APPENDIX B

CUSTODY AGREEMENT
(Updated: January 20, 2022)

The following open-end management investment companies (“Funds”) are hereby made parties to the Custody Agreement dated September 9, 2011, with UMB Bank, n.a. (“Custodian”) and Starboard Investment Trust, and agree to be bound by all the terms and conditions contained in said Agreement:

1.	Adaptive High Income ETF
2.	Arin Large Cap Theta Fund
3.	Matisse Discounted Bond CEF Strategy
4.	Matisse Discounted Closed-End Fund Strategy
5.	QCI Balanced Fund
6.	Roumell Opportunistic Value Fund
7.	RH Hedged Multi-Asset Income ETF
8.	Sector Rotation Fund
9.	Typhon Tactical Managed Futures Strategy Fund
10.	Typhon Tactical Managed Futures (Cayman) Fund Ltd.

STARBOARD INVESTMENT TRUST

By:	/s/ Katherine M. Honey
Katherine M. Honey, President

UMB BANK, N.A.

By:	/s/ Amy Small
Name:	Amy Small
Title:	Senior Vice President

THE NOTTINGHAM COMPANY Solely in Its Role As Payor Per Section 11

By:	/s/ Katherine M. Honey Katherine M. Honey, President